EXHIBIT 12

                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
                                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND
                               FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1993 (a)
                               ------------------------------------------------------
                                              (Millions of dollars)


                                                            For the Nine
                                                            Months Ended              Years Ended December 31,
                                                         September 30, 1994    1993     1992     1991     1990   1989(b)
                                                         ------------------    ----     ----     ----     ----   ----
Income from continuing operations, before provision or
   benefit for income taxes and cumulative effect of
   accounting changes effective 1-1-92                               $1,069   $1,392   $1,707   $1,744   $2,448   $2,888
Dividends from less than 50% owned companies
   more or (less) than equity in net income                             (10)      (8)      (9)       5       (7)     (12)
Minority interest in net income                                          30       17       18       16       12        2
Previously capitalized interest charged to
   income during the period                                              23       33       30       23       16       14
                                                                     ------   ------   ------   ------   ------   ------
            Total earnings                                            1,112    1,434    1,746    1,788    2,469    2,892
                                                                     ------   ------   ------   ------   ------   ------
Fixed charges:
   Items charged to income:
      Interest charges                                                  438      546      551      644      676      798
      Interest factor attributable to operating
         lease rentals                                                   63       91       94       76       58       40
      Preferred stock dividends of subsidiaries
         guaranteed by Texaco Inc.                                       23        4        -        -        -        -
                                                                     ------   ------   ------   ------   ------   ------
            Total items charged to income                               524      641      645      720      734      838
      Interest capitalized                                               15       57      109       80       50       54
      Interest on ESOP debt guaranteed by Texaco Inc.                    10       14       18       26       38       42
                                                                     ------   ------   ------   ------   ------   ------
            Total fixed charges	                                        549      712      772      826      822      934
                                                                     ------   ------   ------   ------   ------   ------
Earnings available for payment of fixed charges                       1,636   $2,075   $2,391   $2,508   $3,203   $3,730
   (Total earnings + Total items charged to income)                  ======   ======   ======   ======   ======   ======
Ratio of earnings to fixed charges of Texaco
   on a total enterprise basis                                         2.98     2.91     3.10     3.04     3.90     3.99
                                                                     ======   ======   ======   ======   ======   ======

(a)  Excludes discontinued chemical operations.
(b)  Excluding the gains from the sale of Texaco Canada Inc. and the sale of a 20% stock interest in a subsidiary, as well as the 1989 restructuring charges, the ratio of earnings to fixed charges on a total enterprise basis approximated 2.14.